EXHIBIT 99.M7


                         THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                DATED AUGUST 8, 1994, AS AMENDED AUGUST 14, 2000
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                            AS AMENDED FEBRUARY 2006



         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.


Portfolio                                    Class of Shares            Fee

AIG Money Market Fund                               B                   .35%
HGK Equity Value Fund                                                   .25%
Synovus Large Cap Core Equity Fund                  A                   .25%
                                                    B                  1.00%
                                                    C                  1.00%
Synovus Mid Cap Value Fund                          A                   .25%
                                                    B                  1.00%
                                                    C                  1.00%
Synovus Intermediate-Term Bond Fund                 A                   .25%
                                                    B                  1.00%
Synovus Georgia Municipal Bond Fund                 A                   .25%
UA S&P 500 Idex Fund                                II                  .50%
Cambiar Opportunity Fund                         Investor               .25%
Edgewood Growth Fund                              Retail                .25%